SEPARATION AGREEMENT

     This Separation Agreement (the "Agreement") is made and entered into this 24th day of August, 2000 (the "Effective Date"), by and between Prime Retail, Inc., a Maryland corporation ("Prime"), Prime Retail, L.P., a Delaware limited partnership ("Prime Retail"), (Prime Retail, Inc. and Prime Retail, L.P., collectively referred to as the "Company") and William H. Carpenter, Jr., an individual domiciled in the State of Maryland (the "Executive").

                                   Witnesseth

         WHEREAS,   primeretail.com   inc.,  an  indirect  subsidiary  of  Prime
("Eoutlets") entered into an Executive Employment Agreement (the "Employment Agreement") with the Executive on October 6, 1999; and

         WHEREAS, Prime and Prime Retail executed the Employment Agreement as guarantors; and

         WHEREAS, pursuant to the Agreement the Executive is employed by Eoutlets as its President and Chief Executive Officer; and

         WHEREAS, the Executive and Eoutlets are severing their employment relationship on amicable and agreeable terms effective as of the Effective Date (the "Separation Date"); and

         WHEREAS, the Executive and the Company desire to fully and finally resolve all outstanding obligations;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1. Separation from Employment. The Executive hereby elects to terminate his employment with the Company (and all affiliates and subsidiaries) "without cause" (as such term is defined in the Employment Agreement) effective as of the Separation Date. The Executive is not required to resign from the Board of Directors of Prime Retail, Inc. and will be compensated, once this Separation Agreement is signed, as an outside director. Executive agrees further, however, to resign from all other director positions and officer positions with any other affiliated or related entity of Prime Retail, Inc. The parties hereto waive any advance notice of such termination that may be required under the terms of the Employment Agreement.

         This Separation Agreement confirms that the Employment Agreement is hereby terminated and is superseded by this Separation Agreement.

2.       Separation   Payments.   The  Executive  is  entitled  to  receive  the
following payments on account of his separation (collectively, the "Separation Payments"):

         (a) Severance Distribution. The Company will pay to Executive an amount equal to $1,600,000 (the "Severance Distribution"), divided as follows: The Company will continue to pay Executive at his current base pay rate (approximately $40,000 a month) through the earlier of (1) the closing of any financing by or through Lehman Brothers; or (2) September 30, 2000. When the first of these two events occurs, a calculation will be made as to the number of months remaining between the date of the occurrence and July 31, 2001; then, the total of the base pay payments (starting with the payment made on July 28, 2000) will be subtracted from the $1,600,000 amount. The remainder amount will be divided by the total months remaining until July 31, 2001, and then payments will be made in equal monthly amounts thereafter until July 31, 2001.

         (b) Special Distribution. On the date of execution of this Agreement, the Company will make a special distribution (the "Special Distribution") to the Executive equal to the aggregate balance of unpaid principal and interest as of the date of such distribution with respect to that certain Secured Promissory Note of Carpenter Family LLC dated March 22, 1994 (the "Note"), which amount totaled $628,896.16 as of December 31, 1999. The Executive hereby agrees that all then outstanding obligations under the Note should automatically accelerate upon the date of such distribution and that the Executive shall cause all such obligations to be paid in full.

         All payments made by the Company pursuant to subparagraph (a) above shall be treated as "guaranteed payments" within the meaning of Section 707(c) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company agrees that, except to the extent that it would be detrimentally affected, the Company will specifically allocate, in accordance with Section 704(c) of the Code, the corresponding deductions that are available to the Company as a result of such distributions as guaranteed payments to the Executive to the maximum extent to which the Executive can utilize the same on his individual federal or state income tax returns for any calendar year.

         All payments made by the Company pursuant to subparagraph (b) above shall be deemed a distribution pursuant to Section 731(a) of the Code and not as a guaranteed payment pursuant to Section 707(c) of the Code.

         The provisions of this Section 2 shall supersede any provisions in the Executive Agreement which are contrary hereto.

         All payments or distributions not made when due in accordance with this
Section 2 shall accrue interest at a rate per annum equal to the prime or base lending rate from time to time announced by Mercantile - Safe Deposit & Trust Company plus 2.5% (the "Interest Rate").

         In the event any payment or distribution pursuant to this Section 2 is not made within 30 days after it becomes due, then all remaining obligations of the Company under this Section 2 shall immediately become due and payable. In the event of any such acceleration, all costs of collection incurred by Executive (including attorneys' fees) shall be borne by the Company.

3. Business Expenses. The Executive shall, in accordance with the Company's customary policies and procedures, be reimbursed for all business expenses incurred through and including the Separation Date for which the Executive submits appropriate invoices and similar records.

4. Employee Benefits. The Executive and his eligible dependents are entitled to receive:


         (a) Company-provided health insurance benefits, of a type and nature no less favorable to the Executive than were in effect as of the Separation Date, for the 12-month period beginning on the Separation Date; and

         (b) Company-provided life insurance benefits under the Company's $5 million term life insurance policy on the life of the Executive for the 12-month period beginning on the Separation Date.

         Notwithstanding the foregoing, the Company-provided health and life insurance benefits will terminate prior to the expiration of the 12-month period if the Executive becomes covered by a subsequent employer's health or life insurance program which provides comparable benefits to the Executive and imposes no pre-existing condition exclusion with regard to his coverage or his eligible dependents' coverage. The Executive agrees that he will immediately notify the Company in writing of his obtaining subsequent employment which provides health and welfare benefits during the 12-month period beginning on the Separation Date. Following the 12-month period of Company-provided health insurance benefits described in subparagraph (a) above, the Executive will be entitled to all rights afforded to him under the federal Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to purchase continuation coverage of such health insurance benefits for himself and his eligible dependents for the maximum period permitted by law. To the extent required by applicable law, the Executive will be deemed to have elected to exercise his rights under COBRA as of the first day of such 12-month period.

         Notwithstanding anything to the contrary contained herein, the Executive has the right to acquire the $5 million term life insurance policy obtained by the Company on the life of the Executive by (i) notifying the Company in writing of his desire to so purchase such life insurance policy or policies and (ii) tendering to the Company a cashier's check in an amount equal to the interpolated cash surrender value of such life insurance policy or policies together with any unearned portion of any current year premium thereof, both within 60 days of the effective date of such termination.

         (c) The Executive is entitled to receive all vested benefits under the Company's 401(k) plan. No accrual of service time will be possible after the Separation Date for purposes of the Executive's entitlement to any employee benefit, including a pension, 401(k) or profit sharing benefit, long-term disability benefit or vacation pay. The Executive will be eligible for a matching contribution under the Company's 401(k) plan, if the plan so permits, for any elective deferrals made by the Executive on or before the Separation Date. The Company shall, if the plan so permits, allow the Executive to withdraw any vested amount in the Company's 401(k) plan.

5. Restricted Stock Awards and Stock Options. The Executive acknowledges and agrees that he is not eligible to receive any awards made under Prime's 1999 and 2000 Long-Term Incentive Program (the "1999 LTIP and 2000 LTIP") and that all rights and benefits of the Executive under the 1999 and 2000 LTIP's shall cease as of the date hereof.

6. Executive's Ownership Interests in Related Entities. On the date hereof and in consideration for the payment of $1.00 in cash and the promises and covenants of the Company contained herein, the Executive agrees to execute and deliver to the Company or its designee any and all certificates for shares of capital stock (with appropriate stock powers attached and properly signed) of the Company's subsidiaries and affiliates (other than Prime Retail, Inc. and Prime Retail, L.P.), including, but not limited to, primeoutlets.com inc. The Executive further agrees to execute and deliver such other documentation as the Company reasonably requests to effect the assignment of the Subsidiary Shares. For the avoidance of doubt, nothing contained in this Section 6 shall be deemed to require the Executive to transfer or convey any of his equity interests in Prime Retail, Inc. or Prime Retail, L.P.

         Executive agrees also, in consideration with payment of $1.00 in cash of the promises and covenants of the Company contained herein, to surrender to Prime Retail, Inc. the Executive's options to purchase Prime Retail stock. Exhibit A attached hereto sets forth certain information with respect to the options awarded to Executive under Prime's stock option plans, which shall be included among the options surrendered by the Executive to Prime Retail, Inc.

7. Office and Equipment and Liz Hamilton. (a) The Executive will be permitted to retain as his own property all computer and telephone equipment, copy machine, fax machines, the phone numbers for such machines, and similar items and related equipment currently in his possession. All costs and expenses related to the ownership, use or service of such items on and after the Separation Date shall be borne solely by the Executive. The parties further agree that the value of the equipment retained by the Executive pursuant to this Section 7 shall be the book value thereof as reflected in the accounting records of the Company as of the month end immediately preceding the Separation Date, and Carpenter shall be charged the book value of such items.

         (b) Prime Retail, L.P., upon execution of this Separation Agreement, will employ Liz Hamilton as an employee of Prime Retail, L.P. through the period ending six (6) months from April 12, 2000 and will provide her with the same base salary payment and health and welfare benefits as she had been receiving from primeoutlets.com. All vested benefits for the benefit of Ms. Hamilton in any of the Prime plans are to be paid out to her immediately upon the execution of this Agreement. During the term of such employment Ms. Hamilton shall work for, and at the direction of, Executive.

8. Property of the Company. All originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property (excluding the computer, fax and phone equipment described in Section 7 above) of the Company within the Executive's possession or under his control will be returned to the Company on or before the Separation Date. Notwithstanding the foregoing, the Executive also shall be permitted to retain his original rolodex and all awards and similar mementos received by him during his tenure with the Company.

9. Outplacement Assistance. For the 12-month period following the Separation Date, the Executive will be permitted to utilize the services of one or more professional outplacement or outplacement assistance firms of his choice and the Company will pay the reasonable fees associated therewith, up to a maximum of $20,000.

10. Legal Fees. The Company shall promptly pay, or reimburse the Executive for, the legal fees and expenses of David M. Fleishman, Esquire, and Venable, Baetjer & Howard, counsel to the Executive in connection with the preparation, negotiation, execution and delivery of this Agreement, up to a maximum of $22,500.

11. Coverage under Prime's Directors and Officers Liability Insurance Policies. For a period of three years beginning on the Separation Date, Prime shall provide, or cause to be provided, to the Executive, at no charge to the Executive, directors and officers liability insurance protection substantially equivalent in kind and scope as that provided by Prime's directors and officers liability insurance policies as in effect from time to time.

12. Indemnification Matters. After the Separation Date, Prime shall, to the same extent and on the same terms and conditions provided for in Prime's articles of incorporation and bylaws, in each case as of the date of this Agreement, to the extent consistent with applicable law, indemnify and hold harmless the Executive against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Separation Date), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in the Executive's capacity as an officer or director, in each case occurring on or before the Separation Date; provided, however, that there shall be no indemnification for the Executive in relation to matters as to which the Executive is adjudged to have been guilty of fraud or intentional act of malfeasance, in which event the Executive shall indemnify the Company for any costs, losses, damages, judgments, liabilities and expenses (including reasonable attorneys' fees) which may be suffered by the Company in connection therewith.

         The parties agree to reasonably cooperate in the future to the extent that either party is needed by the other as a witness in any litigation and in any transaction matters related to the Executive's departure or other matters arising out of the operations of the Company prior to such termination taking into account each party's other commitments. The Company will reimburse the Executive for any reasonable out-of-pocket expenses he incurs in connection with his compliance with this provision.

         Expenses incurred by the Executive in connection with any claim for indemnification shall be paid by the Company in advance upon the written request of the Executive. At the Company's option and at its sole expense, it may provide legal counsel on behalf of the Executive in the defense of any claim arising out of his employment with the Company; provided, however, that the Executive retains the right to participate in the defense of any such action.

13. Mutual Release and Waiver. The Executive, on the Executive's behalf as well as on behalf of the Executive's spouse, agents, representatives, heirs, executors, administrators, successors, assigns and anyone claiming through the Executive, hereby forever irrevocably releases, relinquishes and waives all rights that the Executive has had or now has against Prime or the Operating Partnership (including any past, present and future subsidiaries, affiliated entities, officers, directors, partners, shareholders, employee benefit plans, trustees, fiduciaries and agents), whether known or unknown, in any way related to his employment by the Company, or the termination thereof, with respect to any and all actual or potential:

     (a) claims against the Company based on the common law, including, but not limited to, claims of personal injury, emotional and mental distress, injury to personal reputation, defamation (including libel or slander), or termination or denial of employment in contravention of the common law or any federal, state, local or public policy, law or regulation;

     (b) claims against the Company based on any contract,express or implied;

     (c) claims against the Company based upon alleged violation(s) of any statute, regulation or ordinance, whether federal, state or local, based upon any other federal, state or local policy, including but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000 et seq., the Age Discrimination in Employment Act, 29 U.S.C.
Section 621 et seq., the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; and all other federal, state or local laws touching upon the employment relationship; and

     (d) claims against the Company based upon any theory of alleged equitable entitlement to relief.

         Notwithstanding the foregoing, the Executive does not release Prime or the Operating Partnership from any claims or causes of action against either party arising solely out of the Executive's ownership of any capital stock or partnership interests of Prime or the Operating Partnership, or for indemnification as provided in Section 12 hereof.

         The Company, on its behalf and on behalf of its successors and assigns, hereby forever irrevocably releases, relinquishes and waives all rights that the Company has had or now has against the Executive, whether known or unknown, in any way related to his employment by the Company, or the termination thereof.

         The parties hereto understand and agree that the releases set forth herein do not in any way affect the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain appropriate relief in the event of any breach of the terms of this Agreement.

14. Opportunity to Employ Counsel. The Executive warrants, represents and agrees that he has had sufficient opportunity to secure the services of a privately-retained attorney of his free choice, who is an experienced lawyer familiar with the rights the Executive waives herein; that he understands the terms, obligations and rights he is releasing under this Agreement; that he has had sufficient time to consider this Agreement before signing it; that he knows and understands the rights he is waiving and the terms and consequences of his signature on this Agreement; that he signs this Agreement knowingly, voluntarily, in good faith, with a genuine intent to waive the rights identified herein; and that he has not been subjected to any duress, coercion, fraud, overreaching, exploitation or pressure to sign it. Further, the Executive acknowledges that he has had 21 days within which to consult with an attorney prior to executing this Agreement. The Executive has been given 7 days following the execution of this Agreement (the "Revocation Period") to revoke this Agreement and he understands and acknowledges that the Agreement shall not become final until the Revocation Period has expired.

         The parties hereto further agree that in executing this Agreement, none of the parties is relying or has relied upon any representation or statement made by the another party with respect to the facts involved in this matter, or with regard to another party's rights or asserted rights. Both the Company and the Executive assume the risk of any mistake of fact in connection with the true facts involved in the Executive's employment relationship with the Company and the termination of that employment relationship and with regard to any of the facts which are now unknown to each party.

15.      Restrictive Covenants.
         ---------------------

         (a) Non-Competition. Until the first anniversary of the Separation Date or such earlier date as the Company shall be in breach of any material term of this Agreement (the "Restrictive Period"), the Executive shall not, directly or indirectly, in any capacity whatsoever, either on his own behalf or on behalf of any other person or entity with whom he may be employed or associated, provide any services to or work for the following entities or any of their affiliates or subsidiaries: The Mills Corporation; Chelsea GCA Realty, Inc.; Charter Oak Partners; Tanger Factory Outlet Centers, Inc.; New Plan Excel Realty Trust; and Horizon Group Properties, Inc. Except for the foregoing restrictions, Executive is free to engage in any enterprise that he chooses to engage in, including an internet outlet merchandise operation.

         (b) Non-Solicitation During the Restrictive Period, the Executive shall not, directly or indirectly, induce or attempt to persuade any employee or customer, vendor or tenant of the Company or any of its subsidiaries or affiliated outlet centers, or any such entity which as of the Separation Date the Executive knows is being actively pursued by the Company or any of its subsidiaries or affiliated outlet centers, to terminate its business relationship with the Company or any of its subsidiaries or affiliated outlet centers or not proceed with a business relationship with the Company or any of its subsidiaries or affiliated outlet centers.

         (c) Non-Disclosure of Trade Secrets. During the Restrictive Period the Executive shall not disclose or use any Trade Secret (as hereinafter defined) of the Company or any of its subsidiaries or affiliated outlet centers, whether such Trade Secret is in the Executive's memory or embodied in writing or other physical form. For purposes hereof, "Trade Secret" means any information that derives independent economic value, actual or potential, with respect to the Company from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general "know-how" information acquired by the Executive during the course of his employment with the Company, or outside of his employment with the Company, which could have been obtained by him from public sources without the expenditure of significant time, effort, and expense.

     (d) Notice of Subsequent Employment. For purposes of enforcing this Section 15, the Executive agrees that he will immediately notify the Company in writing of his subsequent employment during the Restrictive Period.

         (e) Permitted Activity. Nothing contained in this Section 15 shall limit or restrict the Executive from seeking or discussing an employment, consulting or other business relationship with any third party, including any party engaged in the Business; it being acknowledged and agreed that prior to entering into any such relationship that would violate the terms of this Section 15 Executive must obtain the written consent of the Company. Any request for such a consent shall be furnished in writing in accordance with Section 21 hereof.

16. Breach of Agreement. In the event of any actual or threatened breach of Sections 1, 8, 13 or 15 of this Agreement, the Executive acknowledges and agrees that the Company may seek to enforce the terms of this Agreement in a court of law or equity and that the remedy at law or equity for any breach will be inadequate. Therefore, the Company shall be entitled, in addition to any other remedy at law or equity, to injunctive relief.

17. No Admissions. This Agreement results from a mutual decision and does not constitute an admission by Executive, Prime, the Operating Partnership, or any of the other released parties, of any violation of any federal, state or local law, regulation, ordinance or statute or of any employment contract (including the Combined Agreement), whether written or oral.

18. Amendment or Termination of Agreement. This Agreement may be amended at any time by written agreement between Prime, the Operating Partnership and the Executive. This Agreement shall remain in full force and effect until terminated upon mutual consent of the parties in writing.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

20. Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and the successors and assigns of Prime and the Operating Partnership. If the Executive should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisees, legatees or other designee or, if there be no such designee, to the Executive's estate. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, as the case may be, by agreement in form and substance reasonably satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment will be a material breach of this Agreement.

21. Notices. Any notice required or permitted to be given under this Agreement will be sufficient if in writing and if delivered in person or sent by any national overnight delivery service or by certified mail to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

         (a)      if to the Executive, to:

                  William H. Carpenter, Jr.
                  659 Rock Cove Lane
                  Severna Park, Maryland  21146

                  with a copy to:

                  David M. Fleishman, Esquire
                  Venable, Baetjer & Howard, LLP
                  1800 Mercantile Bank & Trust Building
                  2 Hopkins Plaza
                  Baltimore, Maryland 21201

         (b)      if to the Company:

                  Prime Retail, Inc.
                  100 East Pratt Street,    19th Floor
                  Baltimore, Maryland  21202
                  Attn:  General Counsel

                  with a copy to:

                  Glenn D. Reschke
                  President
                  Prime Retail, Inc.
                  100 East Pratt Street,    19th Floor
                  Baltimore, Maryland  21202

22. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of the conflict of laws provisions of the State of Maryland.

23. Severability. The Company and the Executive each expressly agree and contract that it is not the intention of any of the parties hereto to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

24. No Waiver. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver hereof. No modification, amendment or waiver of this Agreement nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by an authorized officer of Prime. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

25. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

     [Remainder of Page Intentionally Left Blank; Signature Page to Follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


EXECUTIVE:                                         PRIME RETAIL, INC.

                                                   By:  /s/Glenn D. Reschke
                                                        -------------------
/s/ William H. Carpenter, Jr.                      Name:  Glenn D. Reschke
-----------------------------                             ----------------
    William H. Carpenter, Jr.
                                                   Title:  President and CEO
                                                           -----------------


                                                   PRIME RETAIL, L.P.

                                                   By:  Prime Retail, Inc.
                                                   Its: General Partner
                                                   By:  /s/Glenn D. Reschke
                                                        -------------------

                                                   Name:  Glenn D. Reschke
                                                          ----------------
                                                   Title:  President and CEO
                                                           -----------------